EXHIBIT 10.2

EMPLOYMENT CONTRACT

This Employment Contract (“Agreement”) is executed and delivered as of February 12, 2007, by and between Mace Security International, Inc., a Delaware corporation (“Company”), and Robert M. Kramer, an individual (“Employee”).

RECITALS

The Company conducts diversified businesses, including, without limitation, electronic and personal security device marketing and car washes (“Business”). The Employee is an executive with extensive experience in corporate management. The Company and Employee are parties to an Employment Contract dated March 26, 1999 under which Employee is employed by the Company on a month to month basis. This Agreement replaces in its entirety, the Employment Contract dated March 26, 1999. The Company desires to retain Employee as Executive Vice President, General Counsel and Corporate Secretary of the Company and the Employee desires to remain employed as the Executive Vice President, General Counsel and Corporate Secretary.

Employee will be employed by Company in a confidential relationship wherein Employee, in the course of employment with Company, will become familiar with and aware of information as to the specific manner of doing business and the customers of Company and its affiliates and the Company’s future plans. The information Employee has and will have knowledge of is trade secrets and constitutes valuable goodwill of Company. Employee recognizes that the business of Company is dependent upon a number of trade secrets and confidential business information, including customer lists and customer data. The protection of these trade secrets is of critical importance to Company. Company will sustain great loss and damage if, for whatever reason, during the term of this Agreement or Employee’s employment with Company and for a period following the termination of this Agreement or Employee’s employment, Employee should violate the provisions of paragraph 4 of this Agreement. Further, Employee acknowledges that any such violation would cause irreparable harm to Company and that Company would be entitled, without limitation, to injunctive relief to remedy such violation.

NOW, THEREFORE, in consideration of the mutual promises, terms and conditions set forth herein and the performance of each, the parties hereby agree as follows:

1. Services.

(a) Company hereby employs Employee as its Executive Vice President, General Counsel and Secretary, and the material duties of Employee may not be changed without the Employee’s consent. The Company shall provide Employee a furnished and equipped office from where Employee is to perform his duties (“Office”) and a staff sufficient for Employee to perform his duties (“Staff”). The location of the Office, at the time this Agreement is executed is 1000 Crawford Place, Suite 400, Mount Laurel, New Jersey. During any period that Louis D. Paolino, Jr. is the Chief Executive Officer of the Company, the physical location of the Office and the number and type of Staff may be changed without the consent of Employee. If Employee is not satisfied with the changed location of the Office or the change in Staff, Employee’s only recourse is to resign his employment. During any period that Louis D. Paolino, Jr. is not the Chief Executive Officer of the Company, (i) changes in the physical location of the Office are limited to a twenty five mile radius from the physical location of the Office at the time Louis D. Paolino, Jr. resigned or was terminated as Chief Executive Officer of the Company, and (ii) the number and type of Staff may not be significantly changed by the Company, unless the Employee consents to the Office or Staff change in writing.

(b) Employee hereby accepts employment upon the terms and conditions contained in this Agreement. Employee shall faithfully adhere to, execute and fulfill all directions and policies established by the Company for its employees.

(c) Employee’s employment shall be for a full time position. Employee shall not, during the term of his employment, without the prior written consent of Company, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage, if such activity prevents Employee from devoting a minimum of forty hours per week to Employee’s duties and responsibilities under this Agreement. Employee may make personal investments in any form or manner, regardless of whether Employee provides services in the operation or affairs of the companies or enterprises in which such investments are made; provided that Employee does not violate the terms of Paragraph 4 of this Agreement and devotes a minimum of forty hours per week to Employee’s duties to the Company.

2. Compensation.

(a) For all services to be rendered by Employee to Company, Company shall pay Employee an initial base annual salary computed and earned ratably over twelve months at the rate of Two Hundred Thirty Thousand Dollars ($230,000) per year, commencing on the date hereof, payable in accordance with Company’s normal payroll procedures. The Company’s Compensation Committee shall each calendar year commission a compensation study for Employee’s position and shall review Employee’s annual salary after taking into account the recommendations set forth in the compensation study.

(b) To the extent that Company, from time to time in its sole discretion, offers or provides any of the following to its employees, Employee, on an equal basis with such other employees, shall be entitled to: (i) participation in all, if any, life, health, medical, hospital, accident and disability insurance programs of Company in existence for the benefit of its employees and for which Employee qualifies; (ii) participation in all, if any, pension, retirement, profit sharing or stock purchase plans for which Employee qualifies; and (iii) participation in any other employee benefits which Company accords to its employees and for which Employee qualifies.

(c) During the term of Employee’s employment with Company, Employee shall be entitled to reimbursement for reasonable business expenses, including gasoline, incurred on behalf of Company. Reimbursement for business expenses will be provided to Employee on the same basis and under the same guidelines as are applicable to all of Company’s employees. The Company shall also provide the Employee with a seven hundred dollars ($700.00) per month car allowance.

(d) On the date that is within two business days after this Agreement is executed by all parties to it, Employee shall be awarded an option grant exercisable into Sixty Thousand shares of the Corporation’s common stock (“Option”). The Option shall be granted under the Corporation’s Stock Option Plan at an exercise price equal to the close of market on the date of grant. The Option shall be a ten year option and shall vest over two years with the first twenty thousand (20,000) option shares vesting on the date of grant, the next twenty thousand (20,000) option shares vesting twelve months from the date of grant and the last twenty thousand (20,000) option shares vesting twenty four months from the date of grant. Notwithstanding the vesting schedule, the Option shall completely vest upon the occurrence of the Retention Payment Trigger Event, as defined in Paragraph 2(e) below.

(e) To encourage, Employee to remain Employed with the Company, the Company shall pay Employee a Retention Payment, as hereafter defined, upon the occurrence of the Retention Payment Trigger Event, as hereafter defined; provided that Employee is employed by the Company at the time of the Retention Payment Trigger Event. For purposes of this Agreement, the term “Retention Payment” shall mean a lump sum cash payment equal to the Employee’s then current annual base salary, without consideration for any bonuses or the value of any option award. The Retention Payment shall be paid to Employee within ten (10) business days after the date that the Retention Payment Trigger Event occurred. For purposes of this Agreement the Retention Payment Trigger Event has occurred when both of the following items have occurred (i) Louis D. Paolino, Jr no longer serves as the Company’s Chief Executive Officer, and (ii) any one of the events set forth in items (a) through and including (c) below have taken place. The Retention Payment Trigger Event shall have occurred when both item (i) and (ii) occur regardless of which of the items occurs first or whether there is a time gap between the items. By way of example, if any one of the items in (a) through (c) below occurs in October 1, 2007 and Louis Paolino, Jr. remains the Chief Executive Officer until December 30, 2007, the Retention Payment Trigger Event has not occurred until December 30, 2007. Items (a) through (c) are as follows:

(a) the acquisition in one or more transactions by any “Person”, excepting Employee, as the term “Person” is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), of “Beneficial Ownership” (as the term beneficial ownership is used for purposes or Rule 13d-3 promulgated under the 1934 Act) of the fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”). For purposes of this Paragraph 2(e)(a), Voting Securities acquired directly from the Company and from third parties by any Person shall be included in the determination of such Person’s Beneficial Ownership of Voting Securities.

(b) the approval by the shareholders of the Company and the consummation of: (A) a merger, reorganization or consolidation involving the Company, if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, reorganization or consolidation, or (B) a complete liquidation or dissolution of the Company, or (C) an agreement for the sale or other disposition of 50% or more of the assets of the Company and a distribution of the proceeds of the sale to the shareholders.

(c) the acceptance by shareholders of the Company of shares in a share exchange, if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from or surviving such share exchange in substantially the same proportion as the ownership of the Voting Securities outstanding immediately before such share exchange.

  3. Term. The period of Employee’s employment with the Company shall commence on the date of this Agreement and shall continue for three years thereafter, unless sooner terminated in accordance with the provisions of this Agreement (“Term”). After expiration of the Term, Employee’s employment shall continue thereafter on an at-will month-to-month basis, until terminated by either party to the Agreement. During the month-to-month period the provisions of this Agreement shall no longer apply, except for the provisions of Paragraph 15 which survive the Term. During the at-will month-to month period, Employee shall continue to be paid the Employee’s then current annual base salary under the provisions of Paragraph 2(a), benefits under Paragraph 2(b) and the car allowance under Paragraph 2(c).

4. Noncompetition Covenants.

(a) Employee agrees that the noncompetition covenants contained in this Paragraph 4 are a material and substantial part of this Agreement.

(b) Employee covenants that during Employee’s employment with Company and for three months following the termination of Employee’s employment (regardless of the reason for the termination) the Employee shall not, directly or indirectly, without the prior express written consent of Company, do any of the things set forth in item (i) through (v) below:

(i) engage, as an officer, director, shareholder, owner, partner, joint venturer, agent, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor or sales representative, in the personal security device industry or in the car wash services industry within the United States (the “Territory”);

(ii) call upon any person who is, at the time of the contact, an employee of Company or its affiliates, if the purpose and intent of the contact is to entice such employee away from or out of the employ of Company or its affiliates;

(iii) call upon any person or entity which is, at the time of the contact, a customer of the Company or its affiliates for the purpose of soliciting or selling any of the items or services which are the items or services offered by the Company or its affiliates;

(iv) disclose the identity of the customers of Company or its affiliates, whether in existence or proposed, to any person, firm, partnership, corporation or other entity whatsoever, for any reason or purpose whatsoever; or

(v) promote, or assist, financially or otherwise, any person, firm, partnership, corporation or other entity whatsoever to do any of the above.

  For the purposes of this Agreement, the term “affiliates” shall mean one or more of: (A) each subsidiary of Company, and (B) each other entity under the direct or indirect control of the Company.

(c) The Company will sustain significant losses and damages, if Employee breaches the covenants in this Paragraph 4. There is no adequate monetary remedy for the immediate and irreparable damage that would be caused to Company by Employee’s breach of its non-competition covenants. Employee agrees that, in the event of a breach by him of the foregoing covenants, such covenants may be enforced by Company by, without limitation, injunctions and restraining orders.

(d) It is agreed by the parties that the covenants in this Paragraph 4 impose a reasonable restraint on Employee in light of the activities and business of Company on the date of the execution of this Agreement and the future plans of Company.

(e) The covenants in this Paragraph 4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

(f) The covenants in this Paragraph 4 shall be construed as independent of any other provision of this Agreement and the existence of any claim or cause of action of Employee against Company whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Company of such covenants. It is specifically agreed that the duration of the noncompetition covenants stated above shall be computed by excluding from such computation all time during which Employee is in violation of any provision of this Paragraph 4 and all time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action Company seeks to enforce the agreements and covenants of Employee or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement. Provided that, no such exclusion shall include the period of time within which Employee has ceased violating this paragraph, whether or not as a result of being in compliance with Court injunction or doing so voluntarily, and whether or not any action is pending against Employee, and provided that no such exclusion shall include the time an action is pending, if the action is finally determined in Employee’s favor.

5. Confidential Information. It is expressly acknowledged by the Employee that customer lists, orders, current and closed out orders, prospect lists, documents containing the names or addresses of existing or potential customers, information regarding the Company’s financial condition or business plans, the methods by which the Company serves its customers or conducts its operations, as well as other business procedures, are the property of the Company and constitute confidential information or trade secrets of the Company (“Confidential Information”). Employee agrees to maintain the confidentiality of the Confidential Information and further agrees that Employee will not, directly or indirectly, use or disclose Confidential Information to any natural or legal person, other than authorized employees or agents of the Company, during the Term or thereafter. All Confidential Information and all correspondence, reports, charts, products, records, designs, patents, plans, manuals, “field guides”, memoranda, advertising materials, lists and other data or property collected by or delivered to Employee by or on behalf of Company, its representatives, customers and government entities (including, without limitation, customers obtained for Company by Employee), and all other materials compiled by Employee which pertain to the business of Company shall be and shall remain the property of Company, shall be subject at all times to its discretion and control and shall be delivered, together with any and all copies thereof, promptly to Company upon request at any time and without request upon completion or other termination of Employee’s employment hereunder.

6. Inventions. Employee shall disclose promptly to Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by Employee solely or jointly with another during the period of employment or within three months thereafter and which are related to the business or activities of Company. Employee hereby assigns and agrees to assign all his interests therein to Company or its nominee. Whenever requested to do so by Company, Employee shall execute any and all applications, assignments or other instruments that Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect Company’s interest therein. These obligations shall continue beyond the termination of employment with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by Employee during the period of employment, and shall be binding upon Employee’s heirs, assigns, executors, administrators and other legal representatives.

7. Termination; Rights of Termination.

(a) Employee’s employment under this Agreement may be terminated during the term hereof in any one or more of the following ways:

(i) Employee shall be terminated automatically upon the death or resignation of Employee. The parties agree that Employee may resign as Executive Vice President, General Counsel and Secretary, at any time without such resignation constituting a breach of this Agreement.

(ii) Employee may be terminated by the Company upon Employee’s inability to perform his duties under this Agreement because of illness or physical or mental disability or other incapacity which continues for a period of 120 days consecutively during any one-year period.

(iii) Employee may be terminated by the Company upon written notice to the Employee any time after: (a) the occurrence of the Retention Payment Trigger Event; and (b) the Employee having been paid the Retention Payment, as provided in Paragraph 2(e) of this Agreement; and (c) the further payment of a lump sum cash payment equal to the Employee’s then current annual base salary.

(iv) Employee may be terminated by the Company for Cause, as hereafter defined, upon fifteen (15) day advance written notice to Employee. Cause, is hereby defined as: (a) Employee committing against the Company fraud, misrepresentation, theft or embezzlement, (b) Employee’s conviction of any felony, (c) Employee’s material intentional violations of Company policies, or (d) a material breach of the provisions of this Agreement, including specifically the repeated failure of Employee to perform his duties after written notice of such failure from the Company. However, in the event of termination related to Employee’s performance, Employee’s termination shall only be effective upon the expiration of a thirty (30) day cure period following a lack of corrective action having been undertaken by Employee during said cure period.

(b) On a breach or default of this Agreement on the part of the Company, including, without limitation, changing the Employee’s duties, the location of the Office or the number or amount Staff other then as permitted under Paragraph 1(a), the Employee is entitled to resign his employment and the Company shall immediately pay to the Employee, the Employee’s then annual base salary paid prior to the date of the Employee’s resignation, without consideration for any bonuses or the value of any option award.

(c) Upon termination of Employee’s employment under Paragraph 7(a) for any reason or resignation of Employee under Paragraph 7(b), Employee shall be entitled to receive Employee’s salary accrued through the date of termination, plus any employee benefits which by their terms and provisions continue after such termination, plus any Retention Payment owed by the Company at the time of termination or resignation under the provisions of Paragraph 2(e) or which would have become due but for the Company’s breach or default of the Agreement.

  (d) In the event of termination of Employee’s employment under this Agreement for any reason provided in this paragraph 7, or if Employee resigns prior to the expiration of the term of this Agreement, all rights and obligations of Company and Employee under this Agreement shall cease immediately, except that Employee’s and the Company’s obligations under Paragraphs 4, 5, 6, 7 and 15 herein shall survive such termination. After such termination Employee shall have no right to receive any compensation or payment hereunder, except as set forth this Paragraph 7.

8. Complete Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between Company and employee, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind. This Agreement may be modified, altered or otherwise amended only by a written instrument executed by both Company and Employee.

9. No Waiver; Remedies Cumulative. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

10. Assignment; Binding Effect. Employee understands that Employee has been selected by Company on the basis of Employee’s personal qualifications, experience and skills. Employee agrees, therefore, that he cannot assign all or any portion of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and Company’s successors and assigns. It is further understood and agreed that Company may be merged or consolidated with another entity and that any such entity shall automatically succeed to the rights, powers and duties of Company hereunder.

11. Notice. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

To Company:    Chief Executive Officer
1000 Crawford Place
Mount Laurel, New Jersey 08054

To Employee:   Robert M. Kramer
8212 Seminole Street
Philadelphia, Pennsylvania 19118

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier and three days after the deposit in the U. S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 11.

12. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

13. Gender. The use of the masculine pronoun in this Agreement has been used for convenience and shall apply to the Employee.

14. Governing Law. This Agreement shall in all respects be construed in accordance with the laws of the State of Delaware.

  15. Insurance and Indemnification.

(a) Subject to applicable law, for a period of six (6) years following completion of the Term, the Company will: (i) indemnify Employee and his heirs and representatives to the extent provided in the Company’s By-Laws in effect on the date of this Agreement and will not amend, reduce or limit rights of indemnity afforded to them or the ability of the Company to indemnify them, not hinder, delay or make more difficult the exercise of such rights of indemnity and (ii) maintain director and officer liability insurance coverage providing Employee with coverage (1) at least as favorable as the policies in effect immediately prior to the date hereof covering the Company’s directors and officers or (2) as favorable as is available at a cost to the Company of up to 125% of the premiums currently being paid by the Company. The Company’s By-Law provision regarding indemnification, in effect on the date of this Agreement is attached as Exhibit “A” to this Agreement.

(b) If any claim is (or claims are) made against Employee and his heirs and representatives, including legal counsel, arising from Employee’s services as a director, officer and employee of the Company, within six (6) years from the expiration of the Term, the provisions of this Paragraph 15 respecting the Company’s By-Laws shall continue in effect until the final disposition of all such claims.

(c) The Company agrees to provide written notice to Employee immediately upon learning of any claim or threatened claim against Employee by any third party relating to or arising out of the business of the Company or Employee’s prior service as a director, officer, employee or controlling shareholder of the Company. The Company further agrees to provide to Employee any complaints and other relevant documentation related to such claims immediately upon receipt of such documentation.

(d) Employee agrees that he will cooperate with and assist the Company, as is reasonably requested by the Company, in its defense of any action or proceeding against the Company, its directors, officers, employees or affiliates arising out of or in any way related to any transactions, events or other matters which occurred during the period of his employment with the Company, to the extent that such cooperation and assistance will not impair Employee’s legal rights or remedies or increase the likelihood that Employee will incur any liabilities as a result thereof. This Agreement shall not preclude Employee from testifying in such action or proceeding. In the event that Employee does cooperate with and assist the Company in its defenses of such an action or proceeding, the Company agrees to reimburse Employee for all reasonable expenses incurred by Employee in providing such assistance.

16. Arbitration.

(a) Each and every controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the commercial rules (the “Rules”) of the American Arbitration Association then obtaining, and judgment upon the award rendered in such arbitration shall be final and binding upon the parties and may be confirmed in any court having jurisdiction thereof. Notwithstanding the foregoing, this Agreement to arbitrate shall not bar any party from seeking temporary or provisional remedies in any Court having jurisdiction. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement, which such demand shall set forth in the same degree of particularity as required for complaints under the Federal Rules of Civil Procedure the claims to be submitted to arbitration. Additionally, the demand for arbitration shall be stated with reasonable particularity with respect to such demand with documents attached as appropriate. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.

(b) The arbitrators shall have the authority and jurisdiction to determine their own jurisdiction and enter any preliminary awards that would aid and assist the conduct of the arbitration or preserve the parties’ rights with respect to the arbitration as the arbitrators shall deem appropriate in their discretion. The award of the arbitrators shall be in writing and it shall specify in detail the issues submitted to arbitration and the award of the arbitrators with respect to each of the issues so submitted.

(c) Within sixty (60) days after the commencement of any arbitration proceeding under this Agreement, each party shall file with the arbitrators its contemplated discovery plan outlining the desired documents to be produced, the depositions to be take, if ordered by the arbitrators in accordance with the Rules, and any other discovery action sought in the arbitration proceeding. After a preliminary hearing, the arbitrators shall fix the scope and content of each party’s discovery plan as the arbitrators deem appropriate. The arbitrators shall have the authority to modify, amend or change the discovery plans of the parties upon application by either party, if good cause appears for doing so.

(d) The award pursuant to such arbitration will be final, binding and conclusive.

  (e) Counsel to Company and Employee in connection with the negotiation of and consummation of this Agreement shall be entitled to represent their respective party in any and all proceedings under this Paragraph or in any other proceeding (collectively, “Proceedings”). Company and Employee, respectively, waive the right and agree they shall not seek to disqualify any such counsel in any such Proceedings for any reason, including but not limited to the fact that such counsel or any member thereof may be a witness in any such Proceedings or possess or have learned of information of a confidential or financial nature of the party whose interests are adverse to the party represented by such counsel in any such Proceedings.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement on the year and day above written.

MACE SECURITY INTERNATIONAL, INC.

By:	/s/ Louis D. Paolino, Jr., President
Louis D. Paolino, Jr., President

/s/ Robert M. Kramer
Robert M. Kramer

EXHIBIT A

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 6.01. Indemnification. Each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a Aproceeding@), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director or officer (or person performing similar function), employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney=s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 6.02. Advances. The right to indemnification conferred by this Article 6 shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, including, without limitation, attorney=s fees, expert fees and all costs of litigation. Subject to the tender to the Corporation of any undertaking then required under the Delaware General Corporation law with respect to the repayment amounts of amounts advanced, any such expenses, including, without limitation, attorney=s fees, expert fees, and all costs of litigation, shall be paid automatically and promptly upon tender by the director, officer, or employee, as applicable, of a demand therefor.

Section 6.03. Procedure. If a claim under this Article 6 is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 6.04. Other Rights. The indemnification and advancement of expenses provided by this Article 6 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 6.05. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of these Bylaws.

Section 6.06. Modification. The duties of the Corporation to indemnify and to advance expenses to a director or officer provided in this Article 6 shall be in the nature of a contract between the Corporation and each such director or officer, and no amendment or repeal of any provision of this Article 6 shall alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.